Exhibit 99


W.W. GRAINGER, INC.
BOARD OF DIRECTORS
ELECTS RICHARD L. KEYSER
CHAIRMAN OF THE BOARD

CHICAGO (August 8, 1997) -- The Board of Directors of W.W. Grainger, Inc. elected Richard L. Keyser, 54, Chairman of the Board, effective September 1, 1997. As such, he succeeds David W. Grainger, 69, who was elected Senior Chairman of the Board.
     Mr. Keyser will continue as the Company's chief executive, serving as Chairman of the Board and Chief Executive Officer. He was elected President and Chief Executive Officer in 1995, after serving as President and Chief Operating Officer. He joined the Company in 1986 and was first elected a Director in 1992.
     Mr. Grainger, who will remain a Director, served as the Company's chief executive from 1968 to 1995. He joined the Company in 1952 and was first elected a Director in 1953.
     The Office of the Chairman, the Company's senior executive group, will continue to be composed of Mr. Keyser, Jere D. Fluno, Vice Chairman, and Mr. Grainger.
     W.W. Grainger, Inc. (GWW), with 1996 sales of $3.5 billion, is a leader in the distribution of maintenance, repair, and operating (MRO) supplies and related information to the commercial, industrial, contractor, and institutional markets in North America. GWW shares are traded on the New York and Chicago stock exchanges.

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                                                                      Exhibit 99


W.W. GRAINGER, INC. BOARD OF DIRECTORS
ELECTS DONALD E. BIELINSKI AND WESLEY M. CLARK
GROUP PRESIDENTS OF THE COMPANY;
JOHN A. SCHWEIG ELECTED SENIOR VICE PRESIDENT

CHICAGO (August 8, 1997) -- The Board of Directors of W.W. Grainger, Inc. elected Donald E. Bielinski, 48, and Wesley M. Clark, 45, Group Presidents of the Company, effective September 1, 1997.

     Mr. Bielinski will be responsible for the Company's emerging businesses, including Grainger Consulting Services, Grainger Integrated Supply Operations, Grainger SA de CV (Mexico), and Lab Safety Supply, Inc. Mr. Bielinski is currently Senior Vice President, Marketing and Sales.

     Mr. Clark will be responsible for the Grainger branch-based business, Acklands - Grainger Inc. (Canada), and Parts Company of America. Mr. Clark is currently Senior Vice President, Operations and Quality.

     The Board also elected John A. Schweig, 39, to the office of Senior Vice President, Business Development and International, effective September 1, 1997. Mr. Schweig is currently Vice President, Business Development and General Manager, International.

     W.W. Grainger, Inc. (GWW), with 1996 sales of $3.5 billion, is a leader in the distribution of maintenance, repair, and operating (MRO) supplies and related information to the commercial, industrial, contractor, and institutional markets in North America. GWW shares are traded on the New York and Chicago stock exchanges.

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